Exhibit 10.33

Chief Financial Officer (CFO) Agreement

This Agreement (“Agreement”) is entered into as of August 11, 2025, by and between Tiger Cloud LLC (“Company”), a Delaware limited liability company, and Jolienne Halisky (“CFO”), a resident of Canada.

1.	Position and Duties

The Company engages CFO to serve as its Chief Financial Officer.

CFO shall report to the CEO and Board of Directors, performing duties consistent with the role.

CFO shall exercise good faith, professional judgment, and reasonable skill in fulfilling such duties.

2.	Status of Engagement

The parties acknowledge that the Company does not maintain a Canadian legal entity. CFO shall be engaged as an independent contractor.

CFO shall be solely responsible for all Canadian tax obligations, including income tax, CPP, EI, and health/benefits coverage.

The Company shall not withhold or remit any Canadian source deductions.

3.	Compensation

Base Fee: $225,000 USD per year, payable in accordance with Company policy. Compensation to be paid in Canadian dollars.

Bonus: CFO may be eligible for performance-based bonuses as determined by the Board. Equity/Options (if applicable).

Vacation, Sick Leave, and Holidays

●	The CFO shall be entitled to four (4) weeks of paid vacation per calendar year, to be scheduled at times mutually convenient to the CFO and the Company. Vacation time shall not accrue or carry over from year to year unless otherwise approved in writing by the Company.

●	The CFO shall also be entitled to five (5) paid sick days per calendar year for illness or medical appointments. Unused sick days shall not be carried over or paid out at termination.

4.	Expenses

The Company shall reimburse CFO for reasonable and pre-approved business expenses, with receipts.

5.	Confidentiality and Restrictive Covenants

CFO shall maintain confidentiality regarding Company proprietary information.

For 12 months following termination, CFO shall not engage in directly competitive activities within the scope of the signed non disclosure agreement.

6.	Term and Termination

Commencement: This Agreement begins on August 11th.

Termination for Cause: Immediate termination upon fraud, intentional misconduct, or gross negligence.

Termination Without Cause: Either party may terminate with 60 days’ written notice. Severance: 6 months of continued pay if terminated without cause including payment of any earned but unpaid bonus for the fiscal year completed prior to termination.

7.	Limitation of Liability

No Personal Liability: CFO shall have no personal liability to the Company, its members, officers, or affiliates, for any act or omission performed in good faith and within the scope of this Agreement.

CFO’s personal liability, if any, shall be limited solely to acts of fraud or intentional misconduct.

8.	Indemnification

The Company shall indemnify, defend, and hold harmless CFO from any and all claims, liabilities, damages, costs, or expenses (including reasonable legal fees) arising from or related to CFO’s performance of duties under this Agreement, provided CFO acted in good faith.

This includes indemnification for third-party claims, regulatory actions, or cross-border compliance inquiries.

9.	Tax Indemnification

The Company acknowledges that CFO is a Canadian resident engaged by a U.S. company without a Canadian payroll entity.

CFO shall be responsible for self-assessing and remitting Canadian income tax, CPP, and other statutory contributions arising from compensation received.

The Company agrees to indemnify and hold CFO harmless from any liability, penalties, or interest assessed by U.S. or Canadian tax authorities arising from the Company’s failure to:

-	properly classify CFO’s engagement,

-	withhold or remit required taxes in the U.S., or

-	comply with cross-border reporting obligations.

This indemnification does not extend to CFO’s own failure to report or remit Canadian personal taxes properly.

10.	Directors & Officers (D&O) Insurance

The Company shall maintain Directors & Officers (D&O) liability insurance at commercially reasonable levels, covering its officers and directors, including the CFO.

Such policy shall provide coverage for claims arising from acts or omissions taken in good faith within the scope of CFO’s duties.

The Company shall provide CFO with evidence of such coverage upon request and shall not materially reduce or cancel such coverage without thirty (30) days’ prior written notice.

Note: D&O insurance currently being evaluated / negotiated and will be in place by end of September 2025.

11.	Governing Law

This Agreement shall be governed by the laws of the State of Delaware, U.S.A., without regard to conflict of laws.

12.	Entire Agreement

This Agreement represents the full understanding between the parties and supersedes prior discussions or agreements.

13.	Dispute Resolution

In the event of any dispute, controversy, or claim arising out of or relating to this Agreement, the parties shall first attempt in good faith to resolve such matter through negotiation and mediation.

If the dispute is not resolved through mediation within thirty (30) days of written notice of the dispute, the matter shall be submitted to binding arbitration administered by the American Arbitration Association (AAA) in accordance with its Employment Arbitration Rules.

●	The arbitration shall be conducted in New York, New York, U.S.A., unless otherwise mutually agreed by the parties.

●	The arbitration shall be conducted before a single arbitrator experienced in employment and executive agreements.

●	The decision of the arbitrator shall be final and binding, and judgment upon the award may be entered in any court of competent jurisdiction.

●	Each party shall bear its own legal fees and costs, unless the arbitrator determines otherwise in the award.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Tiger Cloud LLC		CFO

By:	/s/ Amanda Klier	By:	/s/ Jolienne Halisky
Name:	Amanda Klier	Name:	Jolienne Halisky, CPA
Title:	Partner, Managing Director

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